Exhibit 16.1

Morrill & Associates, LLC

Certified Public Accountants

1448 North 2000 West, Suite 3

Clinton, Utah 84015

801-820-6233 Phone; 801-820-6628 Fax

March 14, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington DC 20549

Ladies and Gentleman:

We have read the statements made by Cancer Capital Corp. in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Current Report on Form 8-K regarding the event that occurred on March 13, 2014 and are in agreement with the statements contained in such Item 4.01 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates